Exhibit 99.1

Media Contact: Nicole Arena Double Forte 415.500.0611 narena@double-forte.com	Investor Contact: Seanna Allen Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

Peet’s Coffee & Tea, Inc. Reports Second Quarter 2012 Results

EMERYVILLE, Calif.--(BUSINESS WIRE)-- Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its second quarter results for the fiscal period ended July 1, 2012, which included 13 weeks.

In this release, the Company:

•	Reports diluted earnings per share of $0.30

•	Reports net revenue growth of 5%

Consolidated Financial and Operating Summary

For the 13 weeks ended July 1, 2012, net revenue increased 5% to $95.4 million from $90.6 million for the corresponding period of fiscal 2011. Diluted earnings per share was $0.30, compared to $0.38 for the corresponding period of fiscal 2011.

Retail net revenue increased 4% to $55.4 million for the 13 weeks ended July 1, 2012, from $53.4 million for the corresponding period last year. The increase was driven by a higher average transaction and an $874,000 sales tax refund related to resolution of a sales tax computation interpretation with the taxing authorities. The Company did not open any stores in the quarter and ended the quarter with 197 stores.

Specialty net revenue increased 7% to $40.0 million for the 13 weeks ended July 1, 2012, compared to $37.3 million for the corresponding period last year. Within specialty, grocery sales were up 5% compared to the corresponding period last year, foodservice and office sales grew 15%, and home delivery sales grew 3%. Grocery revenue growth was impacted by an increase in competitive pricing pressure during the period.

Cost of sales and related occupancy expenses increased as a percent of total net revenue to 50.4% for the quarter, compared to 49.2% for the corresponding period last year. The increase was caused by higher green coffee costs, which were 16% higher per pound than the same quarter last year. This increase was partially offset by price increases across all channels and lower shipping expenses.

Operating expenses were 31.2% of net revenue, compared to 31.1% for the corresponding period last year. A favorable mix shift towards the specialty business and lower legal fees were substantially offset by higher healthcare costs, payment card processing fees, and investments in overhead expenses.

General and administrative expenses increased as a percent of net revenue to 7.8%, compared to 6.6% for the corresponding period last year. General and administrative expenses increased to $7.4 million from $6.0 million for the corresponding period last year, primarily due to higher payroll and marketing costs.

Depreciation and amortization expenses decreased as a percent of net revenue to 4.1%, compared to 4.3% for the corresponding period last year. Depreciation and amortization expenses were $3.9 million for the quarter, consistent with the corresponding period last year.

Cash and cash equivalents plus short-term and long-term marketable securities were $38.9 million at the end of the quarter, compared to $35.4 million at the end of fiscal 2011.

About Peet’s Coffee & Tea, Inc.

Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) is the premier specialty coffee and tea company in the United States. The company was founded in 1966 in Berkeley, Calif. by Alfred Peet. Peet was an early tea authority who later became widely recognized as the grandfather of specialty coffee in the U.S. Today, Peet’s Coffee & Tea offers superior quality coffees and teas in multiple forms, by sourcing the best quality coffee beans and tea leaves in the world, adhering to strict high-quality and taste standards, and controlling product quality through its unique direct store delivery selling and merchandising system. Peet’s is committed to strategically growing its business through many channels while maintaining the extraordinary quality of its coffees and teas. For more information about Peet’s Coffee & Tea, Inc., visit www.peets.com.

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	July 1,	January 1,
	2012	2012
ASSETS

Current assets
Cash and cash equivalents	$32,428	$30,755
Short-term marketable securities	5,791	3,800
Accounts receivable, net	19,595	20,522
Inventories	68,417	54,265
Deferred income taxes - current	5,041	5,041
Prepaid expenses and other	10,240	9,368
Total current assets	141,512	123,751

Long-term marketable securities	634	888
Property, plant and equipment, net	85,458	89,304
Other assets, net	2,261	1,328

Total assets	$229,865	$215,271

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$13,348	$11,547
Accrued compensation and benefits	9,132	10,283
Deferred revenue	7,524	7,382
Total current liabilities	30,004	29,212

Deferred income taxes - non current	372	367
Deferred lease credits	6,463	6,668
Other long-term liabilities	2,396	1,068
Total liabilities	39,235	37,315

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares; issued and outstanding: 13,245,000 and 13,136,000 shares	74,940	69,664
Accumulated other comprehensive income	3	2
Retained earnings	115,687	108,290

Total shareholders' equity	190,630	177,956

Total liabilities and shareholders' equity	$229,865	$215,271

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Twenty-six weeks ended
	July 1,	July 3,	July 1,	July 3,
	2012	2011	2012	2011

Retail stores	$55,424	$53,351	$109,539	$105,440
Specialty sales	39,968	37,265	80,627	73,648
Net revenue	95,392	90,616	190,166	179,088

Cost of sales and related occupancy expenses	48,064	44,558	96,420	85,778
Operating expenses	29,734	28,146	59,560	56,030
Litigation related expenses	-	38	-	79
General and administrative expenses	7,428	6,011	14,810	12,779
Depreciation and amortization expenses	3,930	3,881	7,872	7,800
Total costs and expenses from operations	89,156	82,634	178,662	162,466

Income from operations	6,236	7,982	11,504	16,622

Interest income, net	16	7	22	18

Income before income taxes	6,252	7,989	11,526	16,640

Income tax provision	2,239	2,878	4,129	6,016

Net income	$4,013	$5,111	$7,397	$10,624

Net income per share:
Basic	$0.30	$0.40	$0.56	$0.82
Diluted	$0.30	$0.38	$0.55	$0.79

Shares used in calculation of net income per share:
Basic	13,260	12,892	13,215	13,000
Diluted	13,547	13,309	13,515	13,414

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Twenty-six weeks ended
	July 1,	July 3,
	2012	2011

Cash flows from operating activities:
Net income	$7,397	$10,624

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,932	8,956
Amortization of interest purchased	150	197
Stock-based compensation	2,303	2,035
Excess tax benefit from exercise of stock options	(1,696)	(5,763)
Tax benefit from exercise of stock options	1,612	5,224
Loss on disposition of assets and asset impairment	140	325
Deferred income taxes	5	67
Changes in other assets and liabilities:
Accounts receivable, net	927	(197)
Inventories	(14,152)	(13,946)
Prepaid expenses and other current assets	(872)	(1,147)
Other assets	(1,238)	(2)
Accounts payable, accrued liabilities and deferred revenue	593	(3,021)
Deferred lease credits and other long-term liabilities	1,123	(379)
Net cash provided by operating activities	5,224	2,973

Cash flows from investing activities:
Purchases of property, plant and equipment	(5,021)	(4,851)
Proceeds from sales of property, plant and equipment
Changes in restricted investments	299	798
Proceeds from sales and maturities of marketable securities	4,056	3,013
Purchases of marketable securities	(5,942)	(8,384)
Net cash used in investing activities	(6,608)	(9,424)

Cash flows from financing activities:
Net proceeds from issuance of common stock	4,060	15,023
Purchase of common stock	(2,699)	(39,529)
Excess tax benefit from exercise of stock options	1,696	5,763
Net cash provided by/(used in) financing activities	3,057	(18,743)

Increase/(decrease) in cash and cash equivalents	1,673	(25,194)
Cash and cash equivalents, beginning of period	30,755	44,629

Cash and cash equivalents, end of period	$32,428	$19,435

Non-cash investing activities:
Capital expenditures incurred, but not yet paid	$444	$449
Other cash flow information:
Cash paid for income taxes	2,807	2,896

PEET’S COFFEE & TEA, INC.

SEGMENT REPORTING
(Unaudited, in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue
For the thirteen weeks ended July 1, 2012
Net revenue	$55,424	100.0%	$39,968	100.0%		$95,392	100.0%
Cost of sales and occupancy	24,807	44.8%	23,257	58.2%		48,064	50.4%
Operating expenses	21,663	39.1%	8,071	20.2%		29,734	31.2%
Depreciation and amortization	2,782	5.0%	354	0.9%	$794	3,930	4.1%
Segment operating income	6,172	11.1%	8,286	20.7%	(8,222)	6,236	6.5%

For the thirteen weeks ended July 3, 2011
Net revenue	$53,351	100.0%	$37,265	100.0%		$90,616	100.0%
Cost of sales and occupancy	23,692	44.4%	20,866	56.0%		44,558	49.2%
Operating expenses	20,387	38.2%	7,759	20.8%		28,146	31.1%
Litigation related expenses	38	0.1%	-			38	0.0%
Depreciation and amortization	2,731	5.1%	433	1.2%	$717	3,881	4.3%
Segment operating income	6,503	12.2%	8,207	22.0%	(6,728)	7,982	8.8%

For the twenty-six weeks ended July 1, 2012
Net revenue	$109,539	100.0%	$80,627	100.0%		$190,166	100.0%
Cost of sales and occupancy	49,323	45.0%	47,097	58.4%		96,420	50.7%
Operating expenses	42,728	39.0%	16,832	20.9%		59,560	31.3%
Depreciation and amortization	5,571	5.1%	721	0.9%	$1,580	7,872	4.1%
Segment operating income	11,917	10.9%	15,977	19.8%	(16,390)	11,504	6.0%

For the twenty-six weeks ended July 3, 2011
Net revenue	$105,440	100.0%	$73,648	100.0%		$179,088	100.0%
Cost of sales and occupancy	45,936	43.6%	39,842	54.1%		85,778	47.9%
Operating expenses	40,866	38.8%	15,164	20.6%		56,030	31.3%
Litigation related expenses	79	0.1%	-	0.0%		79	0.0%
Depreciation and amortization	5,468	5.2%	877	1.2%	$1,455	7,800	4.4%
Segment operating income	13,091	12.4%	17,765	24.1%	(14,234)	16,622	9.3%